Exhibit 99.1

Napo Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2017 (Unaudited)	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$449,649	$2,271,745
Accounts receivable, net of allowance for doubtful accounts of $32,798 and $184,660 at June 30, 2017 and December 31, 2016, respectively	454,215	166,937
Investment in related party	1,413,333	1,919,999
Inventory	1,854,867	982,838
Prepaid expenses	176,677	64,670
Total Current Assets	4,348,741	5,406,189
Land	396,247	396,247
Total Assets	$4,744,988	$5,802,436
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$4,714,302	$4,316,819
Deferred revenue	234,249	464,892
Due to related party	222,024	299,648
Accrued expenses	3,447,890	2,361,232
Marketing advance	267,500	250,000
Current portion of long-term debt	58,540,995	52,577,790
Total current liabilities	67,426,960	60,270,381
Settlement liability	2,500,000	2,500,000
Convertible notes, net	2,141,847	1,919,790
Total liabilities	$72,068,807	$64,690,171
Commitments and Contingencies (Note 7)
Stockholders’ Equity (Deficit)
Common stock: $0.0001 par value, 175,000,000 shares authorized at June 30, 2017 and December 31, 2016; 108,202,786 shares issued and outstanding at June 30, 2017 and December 31, 2016	10,819	10,819
Additional paid-in capital	98,539,747	98,539,747
Accumulated deficit	(165,874,385)	(157,438,301)
Total stockholders’ equity (deficit)	(67,323,819)	(58,887,735)
Total liabilities and stockholders’ equity (deficit)	$4,744,988	$5,802,436

The accompanying notes are an integral part of these financial statements.

Napo Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Six Months Ended June 30,
	2017	2016
Revenue, net of allowances	$921,844	$118,545
Cost of revenue	(648,844)	(80,929)
Gross profit	273,000	37,616
Operating expenses
Research and development expense	270,060	35,763
Selling, general and administrative expense	2,728,908	898,092
Total operating expenses	2,998,968	933,855
Loss from operations	(2,725,968)	(896,239)
Interest expense, net	(5,203,450)	(10,992,357)
Gain on litigation settlement	—	1,059,382
Loss from investment in related party	(506,666)	(1,093,733)
Net loss	$(8,436,084)	$(11,922,947)

The accompanying notes are an integral part of these financial statements

Napo Pharmaceuticals, Inc.

Condensed Consolidated Statement of Changes in Common Stock and Stockholders’ Equity (Deficit)

(Unaudited)

	Common Stock		Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity(Deficit)
Balances—December 31, 2015	108,452,786	$10,844	$98,539,722	$(137,045,273)	$(38,494,707)
Net loss	—	—	—	(20,393,028)	(20,393,028)
Cancellation of common stock	(250,000)	(25)	25	—	—
Balances—December 31, 2016	108,202,786	$10,819	$98,539,747	$(157,438,301)	$(58,887,735)
Net loss	—	—	—	(8,436,084)	(8,436,084)
Balances—June 30, 2017	108,202,786	$10,819	$98,539,747	$(165,874,385)	$(67,323,819)

The accompanying notes are an integral part of these financial statements.

Napo Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash Flows from Operating Activities
Net loss	$(8,436,084)	$(11,922,947)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on litigation settlement	—	(1,059,382)
Loss from investment in related party	506,666	1,093,733
Amortization of debt discount	203,650	—
Interest on notes payable added to principal	4,956,612	10,901,165
Changes in assets and liabilities:
Accounts receivable, net of allowances for doubtful accounts	(287,278)	(289,852)
Inventory	(872,029)	281,050
Prepaid expenses	(112,007)	15,225
License fee receivable	—	425,000
Accounts payable	397,483	440,241
Deferred revenue	(230,643)	324,000
Due to related party	(77,624)	—
Accrued expenses	1,086,658	180,914
Marketing advance	17,500	250,000
Total Cash Provided By (Used In) Operations	(2,847,096)	639,147
Cash Flows from Financing Activities
Proceeds from issuance of exchangeable notes, net	1,025,000
Payments on notes payable	—	(733,230)
Total Cash Provided By (Used In) Financing Activities	1,025,000	(733,230)
Net decrease in cash and cash equivalents	(1,822,096)	(94,083)
Cash and cash equivalents, beginning of period	2,271,745	826,148
Cash and Cash Equivalents, End of Period	$449,649	$732,065
Supplemental Cash Flow information including Non-Cash Financing and Investing Activities
Interest paid in cash	—	—

The accompanying notes are an integral part of these financial statements

Napo Pharmaceuticals, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Organization and Business

Napo Pharmaceuticals, Inc. (“NPI”, “Napo” or “the Company”) was incorporated on November 15, 2001 in Delaware and is focused on the licensing, developing and commercialization of propriety specialty pharmaceuticals for the global marketplace in collaboration with development partners.

In March 2016, Napo settled ongoing litigation with Salix Pharmaceuticals, Inc. (“Salix”) (now owned by Valeant Pharmaceuticals International) and rights to develop, manufacture and commercialize crofelemer previously licensed to Salix in December 2008 in North America, certain European Union countries and Japan were terminated and returned to Napo, along with certain crofelemer active pharmaceutical ingredient inventory and land. In the six months ended June 30, 2016, the Company recorded a gain of $1,059,382 related to those settlement assets for which it determined the transfer process was complete and the value was estimatable. Napo recorded the inventory received at its manufactured cost and the land at its appraised value and recorded a gain on settlement of litigation.

Napo’s drug product, Mytesi® (“crofelemer”), which it had developed along with Salix is approved by the FDA for the symptomatic relief of non-infectious diarrhea in adult patients living with HIV/AIDS on anti-retroviral therapy. Napo operates in one segment, pharmaceuticals for human use.

Jaguar Animal Health, Inc. (“Jaguar”) was incorporated on June 6, 2013 in Delaware and on June 11, 2013, Jaguar issued 2,666,666 shares of common stock to Napo in exchange for cash and services. On July 1, 2013, Jaguar entered into an employee leasing and overhead agreement (the “Service Agreement”) with Napo, under which Napo agreed to provide Jaguar with the services of certain Napo employees for research and development and the general administrative functions. On January 27, 2014, Jaguar executed an intellectual property license agreement with Napo pursuant to which Napo transferred fixed assets and development materials, and licensed intellectual property and technology to Jaguar (See Note 5). On February 28, 2014, the Service Agreement terminated and the associated employees became employees of Jaguar effective March 1, 2014.

Jaguar was a majority-owned subsidiary of NPI until the close of its Initial Public Offering (“IPO”) on May 18, 2015 (see below). Jaguar was formed to develop and commercialize first-in-class gastrointestinal products for companion and production animals and horses. Jaguar’s first commercial product, Neonorm Calf, was launched in 2014.

Definitive Merger Agreement.

Napo and Jaguar entered into a Definitive Merger Agreement (the “Agreement”) on March 31, 2017 and the merger was closed on July 31, 2017 (see Note 13). Under the terms of the Agreement, Jaguar’s stockholders and option and warrant holders calculated on a fully diluted basis as of March 31, 2017 (excluding approximately 365,437 shares issuable under securities convertible at $5.00 or more per share) will hold approximately 25% of the total outstanding fully diluted equity of Jaguar. Conversely, the balance of the outstanding fully diluted equity of Jaguar will be held by existing Napo creditors, restricted stock units (“RSUs”), option and warrant holders together with new convertible debt and equity investors upon consummation of the merger. As indicated on February 9, 2017, the financial terms of the merger include an approximate 3-to-1 Napo-to-Jaguar value ratio to calculate relative ownership of the combined entity.

Holders of Napo common stock immediately prior to the merger (the “Napo Stockholders”) will receive contingent rights to receive, upon the satisfaction of certain conditions as described more fully below, up to 21.5% of Jaguar’s shares calculated on a fully-diluted basis (the “Escrow Shares”), which such shares will be held in an escrow account upon the closing. Assuming a specified cash return (a “Hurdle Amount”) is achieved from the subsequent resale of certain shares of common stock issued by Jaguar to one of Napo’s existing secured creditors in connection with the merger (the “Tranche A Shares”), as described further below, the Napo Holders will be entitled to receive their pro rata share of the Escrow Shares following the release of the Escrow Shares from escrow. In addition, if such Hurdle Amount is achieved before all of such Tranche A Shares are sold, then 50% of the remaining unsold Tranche A Shares will be distributed pro rata among the Napo Stockholders and RSU holders. The proposed merger remains subject to customary conditions to closing, including but limited to regulatory approvals inclusive of the effectiveness of the S-4 Registration Statement, debt limitations of Napo, absence of any material adverse change in the business, results of operations or condition (financial or otherwise) of either party and stockholder approval from each party.

In conjunction with the proposed merger, Napo entered into a settlement and discounted payoff agreement with one of its existing secured creditors (See Note 8). Napo has agreed, upon consummation of the merger, to (i) pay such creditor the amount of $8 million in cash and (ii) pay in kind certain shares of Jaguar voting and non-voting common stock, including certain shares of Jaguar non-voting common stock comprising the Escrow Shares to be held pursuant to an escrow agreement. Assuming the Hurdle Amount is achieved from the subsequent resale of the Tranche A Shares within a certain time period, all or a portion of the Escrow Shares will be released from escrow to the Napo Stockholders.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred recurring operating losses since inception and has an accumulated deficit of $165,874,385, as of June 30, 2017. Napo is in default on certain of its liabilities (See Note 8) and the Company expects to incur substantial losses in future periods. Further, the Company’s future operations are dependent on the success of the Company’s ongoing development and commercialization efforts. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis.

If the Company is unable to obtain an adequate level of financing needed for the long-term development and commercialization of its products, the Company will need to curtail planned activities and reduce costs. Doing so will likely have an adverse effect on the Company’s ability to execute on its business plan. These matters raise substantial doubt about the ability of the Company to continue in existence as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties (see Note 13).

2. Summary of Significant Accounting Policies

Basis of Presentation

The condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its financial statements and the accompanying notes. The accounting policies that reflect the Company’s more significant estimates and judgments and that the Company believes are the most critical to aid in fully understanding and evaluating its reported financial results are impairment of long lived assets; deferred taxes and valuation allowances on deferred tax assets; and evaluation and measurement of contingencies. Those estimates could change, and as a result, actual results could differ materially from those estimates.

Concentration of Credit Risk and Cash

The financial instrument that potentially subjects the Company to a concentration of credit risk is cash that is held at a financial institution of high credit standing. Cash balances are generally in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. At June 30, 2017 and December 31, 2016 the Company had cash balances of $172,581 and $1,722,983 respectively, in excess of FDIC insurance limits.

Investment in Related Party

At December 31, 2016, the Company’s investment in Jaguar is accounted for using the equity method as the Company has determined that its shareholdings, and related officer and Board member, provided it the ability to exercise significant influence, but not control, over Jaguar subsequent to its IPO.  Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors or having related officers, are considered in determining whether the equity method is appropriate.  For the six months ended June 30, 2016, Napo recorded a loss of $1,093,733 related to its investment in Jaguar.

In connection with the signing of the Agreement (see Note 1) and other factors, including a reduction of its ownership of Jaguar, the Company determined that it no longer exercised significant influence over Jaguar as of March 31, 2017.   As a result, at June 30, 2017, Napo’s investment in the shares of Jaguar are recorded at market value.  For the six months ended June 30, 2017, the Company recorded a loss of $506,666 related to its investment in Jaguar.

Inventories

Inventories are stated at the lower of cost or market. Napo’s inventory at June 30, 2017 consisted of work in process inventory of $540,571, $544,251 of Mytesi® drug product and $770,045 of crofelemer active pharmaceutical ingredient. Inventory at December 31, 2016 consisted of $632,825 of Mytesi® drug product and $350,013 of crofelemer active pharmaceutical ingredient. The Mytesi® drug product is valued at its manufactured cost. All of the crofelemer active pharmaceutical ingredient inventory at December 31, 2016 was transferred to Napo via its settlement with Salix Pharmaceuticals, Inc. (See Note 12) and is valued at the invoiced price paid by Salix.

Napo adjusts its inventory valuation when conditions indicate that the net realizable value is less than cost due to physical deterioration, usage, obsolescence, reductions in estimated future demand or reduction in selling price. There were no inventory write-downs in the six months ended June 30, 2017 and 2016, respectively.

Land

Land represents property acquired in settlement of the Salix Litigation (See Notes 6 and 12).

Debt Issuance Costs

Debt discount and legal costs related to the issuance of convertible debt at June 30, 2017 and December 31, 2016 are shown as a reduction of the carrying value of the debt and will be amortized as interest expense over the term of the related debt using the straight-line method, which approximates the effective interest method.

Research and Development Expense

Napo incurred limited research and development activities in the six months ended June 30, 2017 and 2016, respectively. Research and development expense consists of expenses incurred in performing research and development activities including related salaries and the costs of consultants. Research and development expense is charged to operating expense in the period incurred.

Revenue Recognition

Napo sells its drug product, Mytesi® through one distributor that in turn sells to various wholesalers in the United States. Sales to the wholesalers are made under agreements that may provide price adjustments and rights of return prior to sell through. Until Napo develops sufficient sales history and pipeline visibility, revenue recognition is deferred until products are sold by the wholesaler to the wholesaler’s customers. The Company had $921,844 and $118,545 of revenue for six months ended June 30, 2017 and 2016, respectively.

Pursuant to a license agreement with Salix, Napo recorded royalty revenue on a quarterly basis up to March 31, 2016. Royalty revenue from Salix was $0 and $31,729 in the six months ended June 30, 2017 and 2016, respectively. These royalties were recognized in the period in which sales were made by the licensee.

Stock-Based Compensation

Napo’s 2006 Equity Incentive Plan (See Note 9) provides for the grant of stock options, restricted stock and restricted stock unit awards.

Napo did not issue any stock options during the six months ended June 30, 2017 and 2016, respectively. All option awards were fully vested prior to January 1, 2015. Napo issued restricted stock units to employees, directors and consultants annually in the years 2008-2013 and again in 2015 and 2016. The Company has determined that the fair value of RSUs vested during 2015 and 2016 to be de minimis.

Classification of Securities

The Company applies the principles of ASC 480-10 “Distinguishing Liabilities from Equity” and ASC 815-40 “Derivatives and Hedging—Contracts in Entity’s Own Equity” to determine whether financial instruments such as warrants, contingently issuable shares and shares subject to repurchase should be classified as liabilities or equity and whether beneficial conversion features exist. At June 30, 2017 and December 31, 2016 all such financial instruments were classified as equity.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company’s tax returns. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate, as well as the related net interest and penalties.

Revision of Financial Statements

Subsequent to the inclusion of its unaudited interim financial information as of March 31, 2017 and for the three months ended March 31, 2017 and 2016, in the Form S-4 of Jaguar on May 18, 2017 and the Form 8-K/A of Jaguar as of August 4, 2017, the Company determined that such interim financial information did not properly describe the Company’s accounting policy for its investment in a related party revision (See Note 2, “Investment in Related Party”).  There were no changes to the balances recorded in the interim financial information as a result of this revision. Additionally, such interim financial information did not include the disclosure of the transfer of the Company’ investment in related party to Level 1 classification for fair value purposes (See Note 3, Fair Value Measurements).

3. Fair Value Measurements

ASC 820 “Fair Value Measurements,” defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

•                  Level 1—Quoted prices in active markets for identical assets or liabilities;

•                  Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data; and

•                  Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Measurements at Fair Value on a Recurring Basis

At June 30, 2017 and December 31, 2016, no liabilities were required to be measured at fair value on a recurring basis. There were no transfers in or out of either Level 1, Level 2, or Level 3 fair value measurements during the six month period ended June 30, 2017 and the year ended December 31, 2016, respectively, except as to the transfer of the Company’s investment in related party to Level 1 as of March 31, 2017.

4. Employee Leasing and Overhead Allocation Agreement

Effective July 1, 2016, Napo and Jaguar entered into an employee leasing and overhead allocation agreement (the “2016 Service Agreement”). The initial term of the 2016 Service Agreement was from July 1, 2016 to December 31, 2016, and the term has been extended to December 31, 2017 (see Note 13). In connection with the Service Agreement, Jaguar provided to Napo the services of Jaguar employees, primarily in the areas of supply, manufacturing and quality control. The 2016 Service Agreement stipulated that Napo reimburse Jaguar for a portion of Jaguar’s overhead costs (see Note 11).

5. License Agreements

Jaguar Animal Health, Inc.

On July 11, 2013, Napo entered into an option to license Napo’s intellectual property and technology (the “Option Agreement”) to Jaguar. Under the Option Agreement, upon the payment of $100,000 in July 2013, Jaguar obtained an option for a period of two years to execute an exclusive worldwide license to Napo’s intellectual property and technology to use for its animal health business. The option price was creditable against future license fees to be paid to Napo under the License Agreement (as defined below).

In January 2014, Jaguar exercised its option and entered into a license agreement (the “License Agreement”) with Napo for an exclusive worldwide license to Napo’s intellectual property and technology to permit Jaguar to develop, formulate, manufacture, market, use, offer for sale, sell, import, export, commercialize and distribute products for veterinary treatment uses and indications for all species of animals. Jaguar was originally obligated to pay a one-time non-refundable license fee of $2,000,000, less the option fee of $100,000. At the Jaguar’s option, the license fee could have been paid in common stock. Milestone payments aggregating $3,150,000 may also be due to Napo based on regulatory approvals of various veterinary products. In addition to the milestone payments, Jaguar will owe Napo an 8% royalty on annual net sales of products derived from the Croton lechleri tree, up to $30,000,000 and then, a royalty of 10% on annual net sales of $30,000,000 or more. Additionally, if any other products are developed, Jaguar will owe Napo a 2% royalty on annual net sales of pharmaceutical prescription products that are not derived from Croton lechleri and a 1% royalty on annual net sales of nonprescription products that are not derived from Croton lechleri. The royalty term expires at the longer of 10 years from the first sale of each individual product or when there is no longer a valid patent claim covering any of the products and a competitive product has entered the market. However, because an IPO of at least $10,000,000 was consummated prior to December 31, 2015, the royalty was reduced to 2% of annual net sales of its prescription products derived from Croton lechleri and 1% of net sales of its nonprescription products derived from Croton lechleri and no milestone payment will be due and no royalties will be owed on any additional products developed.

The License Agreement also transferred to Jaguar certain materials and equipment.

Jaguar has agreed under the License Agreement to defend, indemnify and hold Napo, its affiliates, and the officers, directors, employees, consultants and contractors of Napo harmless from and against any losses, costs, damages, liabilities, fees and expenses arising out of any third-party claim related to the Jaguar’s gross negligence, breach of covenants or the manufacture, sale or use of the product or products.

In January 2015, the License Agreement was amended to decrease the one-time non-refundable license fee payable from $2,000,000 to $1,750,000 in exchange for acceleration of the payment of the fee. In 2015, payments totaling $1,225,000 were made, with the balance of $425,000 paid in the quarter ended March 31, 2016.  On July 31, 2017, Napo merged with Jaguar (see Note 13).  The License Agreement with Jaguar remains in effect.

License Agreement with Salix Pharmaceuticals, Inc.

In December 2008, Napo and Salix Pharmaceuticals, Inc. (“Salix”) entered into a collaboration agreement for the development and commercialization of crofelemer for the indications of HIV/AIDs diarrhea, pediatric diarrhea and acute adult infectious diarrhea in North America, most western EU countries and Japan (the “Salix Collaboration Agreement”). Salix also acquired worldwide rights for the development and commercialization of crofelemer for diarrhea predominant irritable bowel syndrome, as well as any other indication of crofelemer for human use. Salix paid an up-front license fee and the Salix Collaboration Agreement called for milestone payments based on regulatory approval and net sales of crofelemer derived products, as well as royalties on the net sales of crofelemer derived products. Other than the indication of crofelemer for HIV/AIDS diarrhea (which ultimately became the FDA approved drug Mytesi®), no other indications of crofelemer were approved.

In May 2011, Napo sued Salix with regard to Salix’s performance under the Salix Collaboration Agreement. In February 2014, Salix prevailed in a jury trial, and Napo appealed the verdict. In March 2016, Napo and Salix entered into a Settlement, Termination, Asset Transfer and Transition Agreement, which settled the ongoing litigation between the parties, terminated the Salix Collaboration Agreement and transferred certain assets and inventory, including with respect to the approved drug Mytesi®, to Napo (See Note 12).

License Agreement with Glenmark Pharmaceuticals Limited

In 2005 Napo entered into a collaboration agreement with Glenmark Pharmaceuticals Limited (the Glenmark Collaboration Agreement) for the development of crofelemer for the indications of for HIV/AIDS diarrhea, pediatric diarrhea and adult acute infectious diarrhea in approximately 140 countries outside of the United States, Japan, most EU countries and Japan. The Glenmark Collaboration Agreement provides for royalties to be paid to Napo based upon net sales of crofelemer derived products in the licensed territories. In 2011, the parties entered into arbitration proceeding regarding clarification of certain terms as well as disputes over crofelemer development and commercialization activities referred to in the Glenmark Collaboration Agreement. The arbitration was settled in December 2013 (See Note 12).

Glenmark has obtained marketing approval for the crofelemer derived product for control and symptomatic relief of diarrhea in patients living with HIV/AIDs in two countries in Africa and two in South America. Two of these four countries have also approved the crofelemer derived product for control and symptomatic relief of diarrhea in patients with acute infectious diarrhea. Napo has not received any royalty income from these approvals nor is it aware of any sales made by Glenmark in its licensed territories.

License Agreement with Luye Pharmaceuticals, Inc.

In 2005, Napo entered into a license agreement with Luye Pharmaceuticals (Luye) for the development of crofelemer for HIV/AIDS diarrhea, pediatric diarrhea and adult acute infectious diarrhea for the People’s Republic of China including Macao and Hong Kong. The license agreement provided for Napo to receive royalties on net sales of crofelemer derived products. To date, Luye has not developed crofelemer for any indications in its licensed territory and the Company has not received any royalty income from Luye.

Distribution and Marketing Agreements

The Company has agreements in place with BexR, a distributor in Texas which expires in April 2020, and a three year agreement with a marketing and commercialization advisory firm for the distribution, marketing and sale of Mytesi®, its FDA approved drug product for the systematic relief of non-infectious diarrhea in adult patients living with HIV/AIDs on antiretroviral therapy. The agreements compensate these parties with a percentage of net sales, as defined. As part of the agreement entered into with its distributor, Napo received a marketing advance of $250,000 in June 2016 which was to be repaid quarterly, beginning six months after the advance was made, at a rate equal to 10% of net sales in the first quarter following the six-month period, then 15% of net sales in the next quarter, then 25% of net sales in the next quarter until fully repaid. Napo was to begin repaying the advance from net sales made in December 2016, but in February 2017 entered into an agreement to defer the repayment period to July 2017 to January 2018, with the new repayment amount being $267,500. In its agreement with its distributor, Napo agreed to spend $700,000 on product materials and marketing over the first twelve months of the agreement, inclusive of amounts paid to the marketing and commercialization advisory firm mentioned above and the marketing advance.

6. Land

The Company’s land consists of several separate parcels of land that collectively comprise 490 hectares in Peru, which was transferred to Napo in connection with the settlement of the Salix Litigation (See Note 12) in March 2016. There are Croton lechleri trees growing on the land and in the future, once the Croton lechleri trees are mature, the crude plant latex derived therefrom could be used in connection with the manufacture of crofelemer. The recorded value of the land of $396,247 was based upon a third party appraisal.

7. Commitments and Contingencies

License Agreement with Michael Tempesta

The Company has entered into a license agreement in October 2002 with Dr. Michael Tempesta. The agreement provides for the payment of a royalty to Dr. Tempesta of between 2% and 4% of net sales of products containing crofelemer or any derivative thereof obtained from any species of the Croton lechleri plant. For the purposes of calculating royalties, “product” is defined as all products for the treatment, maintenance or improvement of human health which are prescription medicines, botanicals, dietary supplements sold for the treatment of diarrhea, Irritable Bowel Syndrome (“IBS”) or herpes. This excludes cosmetic products, non-medicinal agricultural products and products for non-human animal health.

Royalty Agreements

Cap Global LLC

The Company entered into a royalty agreement with a group of investors in 2009 in exchange for funding to expedite the development of (i) crofelemer for HIV/AIDs diarrhea and (ii) for a pediatric indication of crofelemer. The investors are entitled to receive, collectively, 0.47% of net sales of crofelemer in western territories, including North America, most EU countries and Japan, until such time that they have received cumulatively a total return of $5.2 million.

Glenmark Pharmaceuticals Limited

On December 9, 2008, Napo entered into a royalty agreement with Glenmark Pharmaceuticals Limited whereby it agreed to pay Glenmark royalties of 1% of the Net Sales of crofelemer in western territories. This agreement was to remain in effect until such time as Napo is no longer receiving royalties from the sale of crofelemer products in western territories. As of March 2016, Napo stopped receiving royalties from the sale of crofelemer products in western territories.

Healing Forest Conservancy

Napo entered into a perpetual agreement with the Healing Forest Conservancy (“HFC”) pursuant to which Napo has issued to HFC 30,000 common shares in Napo at a purchase price of $0.0001 each and has agreed to pay 2% of the net profit derived from the sale of all of its products to HFC once Napo has achieved net profits after tax over a consecutive period of 6 months. The aim of Napo’s arrangement with HFC is, amongst other things, (i) to promote the conservation of the biological diversity of tropical forests, particularly medicinal plants (ii) to promote the survival of cultural diversity of tropical forest peoples, and in particular, their traditional knowledge of medicinal plants, (iii) to develop and implement a process to return financial benefits from net profits made on certain products to collaborating countries and cultural groups, (iv) to promote initiatives addressing total community health for developing and emerging communities; and (v) to lead efforts to encourage sustainable global communication and participation from other organizations, including corporate, non-governmental organizations, governmental agencies, and others. No royalty payments were made to HFC in the six months ended June 30, 2017 and 2016.

Contingencies

From time to time, the Company may be involved in legal proceedings arising in the ordinary course of business. The Company believes there is no litigation pending that could have, individually or in the aggregate, a material adverse effect on the financial position, results of operations or cash flows.

Napo entered into a settlement agreement regarding its litigation and the termination of its license agreement with Salix. (See Note 12). The terms of the settlement provide that Salix will receive 15% of the proceeds of any license agreement or royalties from net sales derived from territories in former Salix licensed territories or the sale of the Company (a sale or merger with Jaguar is excluded) after the first $36 million of proceeds.

The Company’s agreement with BexR, entered into in April 2016, committed it to spend a minimum of $700,000 on product materials and marketing during the first twelve months of this agreement.

The Company’s agreement with a commercialization and marketing advisory firm requires it to pay the firm, in the event the agreement is terminated, an amount equal to the greater of the compensation the firm earned in either the twelve months prior to termination or would have earned in the twelve months after termination, provided that the termination was not for cause, as defined in the agreement.  Furthermore, upon a change of control, exclusive of any merger with Jaguar, in addition to the payment described above, the parties have agreed to negotiate a lump sum payment.

Napo has three subsidiary companies (the “Subsidiary Companies”) in India. These entities have had limited operations for several years, however certain of them have deficit balances. In connection with funding arrangements entered into by an investor in the Subsidiary Companies, the investor may require the Subsidiary Companies to redeem certain assets and distribute the proceeds to the investor. Napo believes that assets subject to redemption have little or no value, however the investor may require redemption for certain administrative or legal purposes. Under Indian law an entity may not make distributions to investors if they are in a net deficit position. While the estimated fair value of the redeemable assets is immaterial, Napo may have to contribute additional funds to the Subsidiary Companies to remove any net deficit in order for the redemption to proceed. Napo estimates that amount of such contribution, if any, to the Subsidiary Companies would be $250,000 or less.

8. Debt and Warrants

The following is a summary of the debt issued by Napo.

Litigation Debt

In December 2011 and April 2013, Napo entered into a Forward Purchase Agreement(s) (together, the “Agreements”) with a third party (the “Purchaser”) to provide funding for Napo’s litigation activities with Salix and its arbitration with Glenmark Pharmaceuticals Limited. The terms of the Agreements included a return on funds advanced, depending upon the amount of time lapsed from the initial funding, in the event Napo was successful in any part of its litigation or arbitration. In October 2014, after a successful outcome in the litigation, Napo and the Purchaser restructured what had become the existing debt under Agreements into a note (the “Financing Agreement”) with a principal amount of $30,000,000 due January 1, 2017, and Napo recognized a gain on the restructuring of the debt. The loan under the Financing Agreement accrues interest monthly at 18% per annum, with monthly accrued interest added to principal on the first day of the following month.

From July 2014 to March 2016, a portion of the royalties received by Napo from the Salix Collaboration Agreement was paid into a control account for the benefit of the Purchaser and such funds reduced the outstanding balance on the Financing Agreement. In March 2016, subsequent to the settlement of the litigation with Salix and the return of the licensed assets to Napo, the Purchaser and Napo entered into an amendment to the Financing Agreement which provided for payments by Napo to the Purchaser of 10% of net sales of Mytesi® on a quarterly basis.

The Purchaser has a security interest (the “Security Interest”) on all Napo assets, including 2,666,666 shares of Jaguar owned by Napo, these shares were transferred to the Purchaser upon the closing of the merger (see Note 13).  The Financing Agreement requires that any funds Napo receives from sales of assets, recoveries, etc. be used to pay interest or principal on the Financing Agreement.

All principal and interest on the Financing Agreement was due on January 1, 2017. The outstanding balance owed was $56,087,914 and $51,256,639 as of June 30, 2017, and December 31, 2016, respectively, inclusive of accrued interest added to principal of $25,882,276 and $20,588,503 at June 30, 2017 and December 31, 2016 respectively. The amounts owed under the Financing Agreement were settled in connection with the Company’s merger with Jaguar (see Note 13).

Convertible Notes

In March 2011 Napo entered into three convertible notes (the “Convertible Notes”) equaling $1.575 million with an original due date of March 18, 2014 with interest on the outstanding principal amount bearing interest at 20%. The Convertible Notes and underlying principal, interest rates, maturity dates, payment terms, and collateral were amended at various times through January 2016. The first amendment provided that the lenders (the “Lenders”) were to receive 100% of the payments made to Napo pursuant to the License Agreement with Jaguar Animal Health, Inc., after the first $250,000 payment to Napo. The first payment of $250,000 was made in 2015. The amended maturity date of the Convertible Notes was June 30, 2015.

In October 2015, the Lenders and Napo entered into a further amendment of the Convertible Notes. As part of the amendment, the Lenders agreed to reduce the level of payments made by Napo to 50% of the payments received by Napo from Jaguar Animal Health, Inc. under the License Agreement. The interest on the Convertible Notes was then increased from 12% to 15%, as of April 1, 2015 because Napo had made no interest payments as required beginning on April 1, 2015. All other terms remained the same.

In January 2016, effective as of December 31, 2015, the Lenders and Napo agreed to a reduction of $100,000 in the payment due to the Lenders as of December 31, 2015 from Napo’s License Agreement with Jaguar Animal Health, Inc. and that $100,000 would be added to the next payment to be made by Napo to the Lenders on March 31, 2016 when Napo received its final payment under the License Agreement.

In connection with the amendments made to the Convertible Notes, the Company has issued warrants to the lenders at various times. As of June 30, 2017 and December 31, 2016, the Convertible Note Lenders collectively hold warrants to purchase 1,916,137 shares of common stock.

The Convertible Notes have certain covenants prohibiting investments in new subsidiaries and, restrict the issuance of stock compensation to Napo employees, consultants or others without the express written consent of Dorsar Investment Company, one of the Lenders and restrict Napo from incurring any debt with superior rights than those of the Lenders, without their consent. The Convertible Notes have a second lien on Napo assets and a pledge of common stock owned by Lisa A. Conte. Napo cannot distribute to its shareholders any shares Napo owns of Jaguar Animal Health, Inc. The principal balance owed was $1,321,151 as of June 30, 2017 and December 31, 2016, respectively. The interest due on the principal balance was $670,415 and $653,683 as of June 30, 2017, 2017 and December 31, 2016, respectively.  The amounts owed under the Convertible Notes were settled in connection with the Company’s merger with Jaguar (see Note 13).

Forbearance and December Notes

In the fourth quarter of 2016, Napo informed its lenders that it would be unable to pay the principal and interest on the Financing Agreement on January 1, 2017 as required. In December 2016, Napo and the Financing Agreement Lender, the Convertible Note Lenders and a third party financing source entered into a forbearance agreement which provides that as long as Napo is not deemed to be in default with the covenants of its existing debt, as amended, then its lenders would forbear on exercising certain of their rights and remedies under the loan agreements during the forbearance period, no later than June 30, 2017, which was later amended to July 31, 2017 (see Note 13).

In December 2016, Napo entered into a note purchase agreement which provides for the sale of up to $12,500,000 face amount of notes (see Note 13) and issued convertible promissory note(s) (the December Notes) in the aggregate face amount of $2,500,000 to three lenders and received proceeds of $2,000,000 which resulted in $500,000 of original issue discount. The carrying amount of the December Notes is reduced by $80,210 on the balance sheet for debt issuance costs at December 31, 2016. Any subsequent note purchases will be at the sole discretion of the purchaser and will be issued at similar original issue discount as the December Notes.

The December Notes mature on December 30, 2019 and bear interest at 10% with interest due each six-month period after December 30, 2016. Interest on these notes was immaterial for the year ended December 31, 2016.  As Napo has merged with Jaguar (see Note 13), at the option of Napo, interest may be paid in cash or in the stock of Jaguar, but if Jaguar is not listed on Nasdaq or the OTC bulletin board, then interest must be paid in cash. As Napo merged with Jaguar (see Note 13), then in each one year period beginning December 30, 2016, up to one-third of the principal and accrued interest on the December Notes may be converted into the common stock of the merged entity at a conversion price of $0.925 per share. The December Notes are secured by a security interest in Napo inventory pursuant to a limited subordination agreement between Napo, the December Note purchasers and the Convertible Note Lenders and the Lender associated with the Financing Agreement. The principal balance owed was $2,500,000 as of December 31, 2016.  The interest due on the principal balance was $125,338 and $1,366 as of June 30, 2017 and December 31, 2016, respectively.  On June 30, 2017, the accrued interest of $125,338 was added to principal, and the new principal balance became $2,625,338.

March Notes

On March 1, 2017, Napo entered into an exchangeable note purchase agreement with two lenders for the funding of face amount of $1,312,500 in two $525,000 tranches of face amount $656,250. The notes bear interest at 3% and mature on December 1, 2017. Interest may be paid at maturity in either cash or shares of Jaguar, provided that if Jaguar is not listed on Nasdaq or the Bulletin Board or registered under the Securities Act then interest must be paid in cash. Assuming the issuance of $1,312,500 of exchangeable notes, the notes may be exchanged for up to 2,343,752 shares of Jaguar common stock, prior to maturity date assuming that either the merger of Napo and Jaguar has occurred (see Note 13), among other conditions. Napo received funding of $500,000 on March 1, 2017, and recorded $131,250 of original issue discount and $25,000 of debt issuance costs. On April 29, 2017, Napo received another funding of $525,000 which was net of $131,250 of original issue discount. The principal amount outstanding as of June 30, 2017 was $1,131,930, net of discount and issuance costs with accrued interest of $10,033.

Financing Agreement Settlement

On March 31, 2017, Napo entered into a Settlement and Discounted Payoff Agreement by and between the lenders and the agent that were party to the Financing Agreement. The lenders and agent have agreed to a discounted payoff and complete settlement of the Financing Agreement and release of all collateral, pursuant to, at the closing of the Merger (see Note 13) (i) the payment of $8 million of cash (ii) the transfer of 2,666,666 shares of Jaguar common stock owned by Napo; the issuance of Jaguar common stock equal to 20% of the merged entity on a fully diluted basis (“Tranche A shares”) and approximately 1,940,382 shares of Jaguar common stock (“Tranche C shares”); and, (iii) a number of shares of Jaguar common stock (“Tranche B shares”) which will be placed in escrow, in the name of the agent, likely to equal approximately 21.5% or less of the outstanding stock of the merged entity on a fully diluted basis. All or part of the Tranche B shares will be issued to either the lenders that were party to the Financing Agreement, if the Hurdle Rate is not achieved, or to legacy shareholders of Napo. For example, if the sale of the Tranche A shares do not achieve the Hurdle Rate, then some or all of the Tranche B shares could be sold to achieve the Hurdle Rate. Tranche B shares remaining after any sale of Tranche B shares to achieve the Hurdle Rate will be distributed to legacy Napo shareholders. The settlement, among other conditions, is predicated on the successful closing of the merger of Napo and Jaguar.

On June 27, 2017, Jaguar, Napo and Nantucket entered into an Amendment, Waiver and Consent (the “Consent”) related to the Agreement. The Consent provides that Jaguar i) can issue an additional convertible note of up to $2,155,000; ii) can issue additional common stock providing proceeds of approximately $926,053; iii) provides for adjustments to the number of Tranche B shares and Tranche C shares as defined in the Agreement. Additionally, the Consent provides that Jaguar waive certain conditions to the Agreement including debt limitations regarding Napo’s trade payables and other unsecured indebtedness and minimum cash balance requirement. Jaguar, Napo and Nantucket also consented to an increase in authorized common shares of Jaguar to 310 million shares consisting of 250 million shares of common stock, 50 million shares of convertible non-voting common stock and 10 million shares of preferred stock.

Settlement with the Convertible Notes

On March 31, 2017, Napo entered into an agreement with the three Convertible Note lenders to exchange their existing $1,991,565 debt including interest accrued up to January 31, 2017 for 2,153,041 non-voting common shares of Jaguar at a deemed value of $0.925 per share. Additionally, upon the closing of the merger, all warrants to purchase 6,727,443 shares Napo common stock currently held by the lenders or entities and/or individuals affiliated with the lenders will be exchanged for warrants to purchase 1,237,238 shares of Jaguar common stock at an exercise price of $0.08 per share. The settlement, among other conditions, is predicated on the successful closing of the merger of Napo and Jaguar (see Note 13).

Settlement with Legal Creditors

On March 31, 2017, Napo entered into agreements with two law firms to settle $2,376,812 owed to them in exchange for the issuance of 2,569,526 non-voting shares of Jaguar common stock at a deemed value of $0.925 per share. The settlement, among other conditions, is predicated on the successful closing of the merger of Napo and Jaguar (see Note 13).

Amendment to Kingdon Capital Management Note Purchase Agreements

On March 31, 2017, Napo and entities affiliated with Kingdon Capital Management entered into an Amended Note Purchase Agreement which among other items provided for the payment of additional legal fees to Kingdon through the issuance of 54,054 shares of Jaguar common stock assuming a closing of the merger (see Note 13).

The following table sets forth current and long term maturities of debt at June 30, 2017 and December 31, 2016.

	June 30, 2017	December 31, 2016
Current:
Financing Agreement	$56,087,914	$51,256,639
Convertible/Exchangeable Notes	2,453,081	1,321,151
Total current:	58,540,995	52,577,790
Long term debt:
Financing Agreement	—	—
Settlement Liability(1)	2,500,000	2,500,000
Convertible Notes, net	2,141,847	1,919,790
Total long term:	4,641,847	4,419,790
Total:	$63,182,842	$56,997,580

The following table sets forth scheduled future principal payments as of June 30, 2017:

Amounts Due in Years Ending December 31,	Principal Amount
2017	$58,540,995
2018	—
2019	2,625,338
Thereafter (1)	2,500,000
Total:	$63,666,333

(1)                                 Settlement liability is payable out of royalties received from Glenmark Collaboration Agreement. See Note 5 and Note 12. Napo has received no royalties from the Glenmark Collaboration Agreement and is unable to determine when, if ever, such royalties will be received. Future principal payments after 2019 include unamortized debt discount of $483,491.

9. Stock Compensation

Napo has not recognized any stock compensation for the six months ended June 30, 2017 or 2016. All grants of options to purchase common stock vested prior to January 1, 2015. Substantially all such stock options expire in November 2017. Grants of restricted stock units are subject to a number of vesting criteria, in addition to service and those criteria have not been met and may never be met.

At June 30, 2017 and December 31, 2016, there were options to purchase 2,984,000 shares, respectively, at exercise prices of $0.10 to $0.37 per share outstanding under the 2006 Plan and RSUs issued, subject to certain restrictions, representing 11,669,832 shares, for a total of 14,673,650 shares issuable under the 2006 Plan.

10. Stockholders’ Equity

Common Stock

Napo’s fourth amended and restated certificate of incorporation authorizes Napo to issue 175,000,000 shares of common stock $0.0001 par value. The holders of common stock are entitled to one vote for each share of common stock held at all meetings of stockholders. The number of authorized shares of common stock may be increased or decreased by the affirmative vote of the holders of shares of capital stock of the Napo representing a majority of the votes represented by all shares entitled to vote.

As of June 30, 2017 and December 31, 2016, Napo had reserved shares of common stock for issuance as follows:

	June 30, 2017	December 31, 2016
Options issued and outstanding	2,984,000	2,984,000
Options available for grant	—	—
RSUs issued and outstanding	32,371,101	32,371,101
Warrants issued and outstanding	6,727,443	6,727,443
Total	42,082,544	42,082,544

11. Related Party Transactions

During the six months ended June 30, 2017, Napo was provided certain services by Jaguar. In the six month period ended June 30, 2017, Napo recorded $760,220 for such services and $222,024 was owed to Jaguar at June 30, 2017. At December 31, 2016, Napo recorded $628,867 for such services and $299,648 was owed to Jaguar at December 31, 2016 (See Note 4).

12. Litigation Settlements

Salix

In May 2011, the Company sued Salix in the New York County Supreme Court of the State of New York with regard to Salix’s performance under the Salix Collaboration Agreement. The litigation ultimately went to trial in February 2014 and the jury found for the defendant, Salix. The Company filed an appeal of the litigation. On March 4, 2016, Napo and Salix entered into a Settlement, Termination, Asset Transfer and Transition Agreement—the “Asset Transfer Agreement”. The Asset Transfer Agreement settled the litigation between the companies and terminated the Salix Collaboration Agreement. In addition, all rights to crofelemer previously licensed to Salix, including with respect to the FDA approved drug, Mytesi®, were transferred to Napo, along with certain regulatory and other documentation. Napo received inventories of Mytesi® drug product, active pharmaceutical ingredient and crude plant latex (CPL) used in the manufacture of Mytesi®, as well as 490 hectacres of land in Peru for which it recognized a gain on settlement of $1,888,319 during the year ended December 31, 2016. The Asset Transfer Agreement also provides that Salix (now owned by Valeant Pharmaceuticals International) will receive a portion of the proceeds of any sale of the Company (an acquisition of Napo by Jaguar, that meets the conditions as defined in the Asset Transfer Agreement is excluded) or a portion of any payments made by the Company’s licensees, sublicensees or partners of the reverted crofelemer rights or other transferred assets in the former Salix territories, in each case after the deduction of a fixed amount.

Glenmark

In December 2013, Napo and Glenmark Pharmaceuticals Limited settled an arbitration proceeding between the parties (the Settlement Agreement). In the Settlement Agreement, amongst other things, with respect to Glenmark’s unresolved claim for legal fees and costs in the arbitration proceeding, Glenmark and Napo agreed that Napo will make payment to Glenmark in the amount of $2,500,000 in full satisfaction of Glenmark’s claim for legal fees and costs in the arbitration. The full payment will be deferred and offset against future royalty payments due under Article 5 of the Glenmark Collaboration Agreement which addresses royalty payments to Napo, with 50% of each royalty payment due to Napo under Article 5 being paid and the other 50% being offset against the amount Napo has agreed to pay for legal fees and costs, until the full $2,500,000 offset. As of June 30, 2017, Napo has received no royalty payments from Glenmark and therefore has made no payments toward the $2,500,000.

13. Subsequent Events

The Company completed an evaluation of the impact of subsequent events through August 28, 2017, the date these financial statements were available to be released.

On July 27, 2017, shareholders of Napo and Jaguar owning a majority of the shares of the respective companies, approved the proposal and plan of merger between the two companies. On July 31, 2017, the merger closed and Napo became a subsidiary of Jaguar Health, Inc. (formerly Jaguar Animal Health, Inc).

Upon the closing of the merger, the Lenders party to the Financing Agreement (principal amount of $56,087,914) were issued 20,697,405 shares of Jaguar common stock, and an additional 19,700,825 shares of Jaguar common stock was placed in escrow (Tranche B shares — subject to the Hurdle Amount as defined). Additionally, Napo’s 2,666,666 shares of Jaguar common stock were transferred to the Lenders, plus the Lenders received $8 million of cash, in full settlement of their debt.  The $8 million was funded through Napo’s issuance of $7.5 million face amount of debt which was part of the December Notes note purchase agreement (see Note 8), convertible at $0.925 per share with a maturity date of December 30, 2019, and, certain of the proceeds from the issuance of 3,243,243 shares of Jaguar common stock at $0.925 per share.  The December Note holders have a lien on all Napo assets.

The holders of the Convertible Notes received 2,153,041 shares of Jaguar common stock in exchange for their debt of $1,991,565 including accrued interest, and, warrants to purchase 6,727,443 shares of Napo common stock, held by the holders of the Convertible Notes and related parties, were exchanged for warrants to purchase 1,224,875 shares of Jaguar common stock at $0.08 per share.  These warrants include warrants to purchase 145,457 common shares of Jaguar exercisable until December 31, 2018 and warrants to purchase 1,079,418 shares of Jaguar common stock exercisable until December 31, 2025.

Legal creditors received 2,569,526 shares of Jaguar common stock in satisfaction of their debt of $2,376,912.

The exchangeable notes funded in March 2017 and April 2017, in the face amount of $1,312,500 remain outstanding.

Jaguar and Napo have agreed to maintain the Employee Leasing and Overhead Allocation Agreement in place until December 31, 2017.